EXHIBIT 99.1

News Release

Pioneer Natural Resources Company Board of Directors Appoints Two New Board Members

Dallas, Texas, July 8, 2014 -- Pioneer Natural Resources Company (NYSE:PXD) today announced that Phillip A. Gobe and Royce W. Mitchell have been appointed to its Board of Directors, effective immediately. Mr. Gobe and Mr. Mitchell will serve as independent directors under the board’s appointment for initial terms that expire at Pioneer’s annual meeting of stockholders in 2015.

Phillip A. Gobe joined Energy Partners, Ltd. as Chief Operating Officer in December 2004 and became President in May 2005, and served in those capacities until his retirement in September 2007. Mr. Gobe also served as a director of Energy Partners, Ltd. from November 2005 until May 2008. Prior to that, Mr. Gobe served as Chief Operating Officer of Nuevo Energy Company from February 2001 until its acquisition by Plains Exploration & Production Company in May 2004. Prior to that time, he held numerous operations and human resources positions with Vastar Resources, Inc. and Atlantic Richfield Company and its subsidiaries. Mr. Gobe served as a director of the general partner of Pioneer Southwest Energy Partners L.P. from April 2008 until its merger with Pioneer Natural Resources Company in December 2013. He is also a director and Chairman of the Compensation Committee of Scientific Drilling International, Inc. Mr. Gobe is a graduate of the University of Texas with a degree in history and earned his MBA at the University of Louisiana in Lafayette.

Royce W. Mitchell has been an executive consultant, focusing on advising management and audit committees of exploration and production companies, since January 2005, except for the period from April 2008 through December 2008 when he served as Chief Financial Officer of Frac Tech Services, Ltd. Mr. Mitchell served as Executive Vice President, Chief Financial Officer and Chief Accounting Officer of Key Energy Services, Inc. from January 2002 to January 2005. Before joining Key Energy Services, Inc., he was a partner with KPMG LLP from April 1986 through December 2001 specializing in the oil and gas industry. Mr. Mitchell served as a director and audit committee chairman of the general partner of Pioneer Southwest Energy Partners L.P. from April 2008 until its merger with Pioneer Natural Resources Company in December 2013. He received a BBA from Texas Tech University and is a certified public accountant.

“We are pleased that Phillip and Royce have agreed to join our Board of Directors,” stated Scott D. Sheffield, Pioneer’s Chairman and CEO. “They bring substantial knowledge of our industry with their extensive oil and gas experience. Their strengths complement the expertise currently represented on the board.”

Pioneer is a large independent oil and gas exploration and production company, headquartered in Dallas, Texas, with operations in the United States. For more information, visit Pioneer’s website at www.pxd.com.

Pioneer Natural Resources Contacts:
Investors
Frank Hopkins – 972-969-4065

Mike Bandy – 972-969-4513
Media and Public Affairs
Susan Spratlen – 972-969-4018
Suzanne Hicks – 972-969-4020